Exhibit 99.1

Guess?, Inc. Appoints J. Michael Prince as Its Chief Operating Officer

LOS ANGELES, Oct. 13 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today announced the appointment of J. Michael Prince as its Chief Operating Officer, reporting to Paul Marciano, the Company's Chief Executive Officer and Vice Chairman.  Mr. Prince will be joining the Company on November 15, 2010.  In his role, Mr. Prince will oversee the Company's operational support and global supply chain functions.

Paul Marciano commented on the appointment, "We are pleased to have someone with Michael's experience and leadership skills join our team.  He brings to Guess? an impressive track record in the areas of finance, international infrastructure management and enterprise-wide business transformations, and has been instrumental in developing and executing strategies to support the global expansion of several lifestyle brands."

Since 2009, Mr. Prince has served as Chief Financial Officer of the Nike Affiliates division of Nike, Inc., which manages a portfolio of global lifestyle and sports brands.  Prior to his current role, he held the same position for Converse, Inc., a Nike subsidiary, since 2006.  In previous roles, Mr. Prince served as the Vice President, Corporate Finance at BancFirst Corporation from 2003 to 2005 and was a Senior Auditor with PricewaterhouseCoopers, LLP from 1993 to 1997.  Mr. Prince received a Masters of Business Administration degree from the Fuqua School of Business at Duke University.

The Company also announced that its search for a President of the Americas is ongoing.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of July 31, 2010, the Company owned and operated 448 retail stores in the United States and Canada and operated 844 retail stores outside of the United States and Canada, of which 153 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

CONTACT:  Maili Bergman, VP Investor Relations of Guess?, Inc., +1-213-765-5578